Cherokee Inc. 8-K

Exhibit 99.1

Cherokee Inc. 6835 Valjean Ave. Van Nuys, CA 91406 (818) 908-9868 Contact: Russell J. Riopelle, CFO	ADDO Communications, Inc. 2120 Colorado Ave. Suite 160 Santa Monica, CA 90405 (310) 829-5400 Contact: Andrew Greenebaum

Cherokee Inc. Announces 3rd Quarter Fiscal 2011 Financial Results

VAN NUYS, CA (December 8, 2010) —  Cherokee Inc. (NASDAQ:  CHKE), a leading global brand management company, today reported total royalty revenues for the third quarter ended October 30, 2010 (the “Third Quarter”) of $7.7 million, as compared to $8.0 million in the comparable period last year.  Cherokee’s operating expenses for the Third Quarter totaled $3.87 million, which was greater than the $3.33 million in the comparable period last year.  Cherokee’s net income for the Third Quarter decreased by a total of $0.5 million to $2.3 million or $0.26 per diluted share, as compared to $2.8 million, or $0.31 per diluted share in the comparable period last year.  The Company ended the quarter with cash and cash equivalents of $8.8 million, net receivables of $7.1 million and no debt.

Russell J. Riopelle, Chief Financial Officer, commented, “We finished the quarter in another strong cash position and a debt-free balance sheet.  During our Third Quarter we paid a $0.38 per share dividend in September, and announced our December dividend of $0.38 per share.  We are encouraged that our Third Quarter U.S. royalties kept pace with last year, however, this was offset by less favorable exchange rates and retailers’ reducing their prices, resulting in lower royalties from certain international accounts.”

About Cherokee Inc.
Cherokee Inc. is a global marketer and manager of a portfolio of LIFESTYLE BRANDS it owns and represents in multiple consumer product categories and sectors around the world.  The Company has license agreements with premier retailers and manufacturers covering over 30 countries around the world including Target Stores (U.S.), Tesco (U.K., Ireland and certain Central European countries), Zellers (Canada), RT-Mart (Peoples Republic of China), Pick ‘n Pay (South Africa), Falabella (Chile, Peru and Colombia), Arvind Mills (India and certain Middle Eastern countries), Shufersal LTD. (Israel), Comercial Mexicana (Mexico), Tiendas Soriana (Mexico), Eroski (Spain) and the TJX Companies (U.S., Canada and Europe).

Statements included within this news release that are not historical in nature constitute forward-looking statements for the purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995.  When used, the words “anticipates”, “believes”, “expects”, “may”, “should” and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements included in this press release (including, without limitation, express or implied statements regarding potential future business development) involve known and unknown risk and uncertainties that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such risks and uncertainties, include, but are not limited to, the effect of national, international and regional economic conditions, the financial condition of the apparel industry and the retail industry, the overall level of consumer spending domestically and internationally, the effect of intense competition in the industry in which the Company operates, adverse changes in licensee or consumer acceptance of products bearing the Company’s brands as a result of fashion trends or otherwise, the ability and/or commitment of the Company’s licensees to design, manufacture and market Cherokee, Sideout and Carole Little branded products, the Company’s dependence on a select group of licensees for most of the Company’s revenues, the Company’s dependence on its key management personnel and adverse determinations of claims, liabilities or litigations.  A further list and description of these risk, uncertainties and other matters can be found in the Company’s Annual Report on Form 10-K for Fiscal Year 2010, and in its periodic reports on Forms 10-Q and 8-K (if any).  Undue reliance should not be placed on the forward-looking statements contained herein because some or all of them may turn out to be wrong.  The Company disclaims any intent or obligation to update any of the forward-looking statements contained herein to reflect future events and developments.

CHEROKEE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited

	Three months ended		Nine months ended
	October 30, 2010	October 31, 2009	October 30, 2010	October 31, 2009
Royalty revenues	$7,691,000	$8,041,000	$23,426,000	$25,014,000

Total selling, general and administrative expenses	3,869,000	3,330,000	10,599,000	9,791,000

Operating income	3,822,000	4,711,000	12,827,000	15,223,000

Other income (expenses) :
Interest expense	--	--	--	--
Investment and interest income	3,000	6,000	10,000	19,000

Total other income (expenses), net	3,000	6,000	10,000	19,000

Income before income taxes	3,825,000	4,717,000	12,837,000	15,242,000

Income tax provision	1,545,000	1,946,000	5,162,000	5,781,000

Net income	$2,280,000	$2,771,000	$7,675,000	$9,461,000

Basic earnings per share	$0.26	$0.31	$0.87	$1.07

Diluted earnings per share	$0.26	$0.31	$0.87	$1.07

Weighted average shares outstanding
Basic	8,882,493	8,814,187	8,836,956	8,814,187

Diluted	8,914,883	8,814,393	8,871,295	8,814,187

Effective Tax Rate	40.4%	41.3%	40.2%	37.9%

CHEROKEE INC.
CONSOLIDATED BALANCE SHEETS
Unaudited

	October 30,	January 30,
	2010	2010
Assets
Current assets:
Cash and cash equivalents	$8,820,000	$9,419,000
Receivables	7,113,000	6,939,000
Prepaid expenses and other current assets	124,000	101,000
Income taxes receivable	1,364,000	1,271,000
Deferred tax asset	496,000	740,000
Total current assets	17,917,000	18,470,000

Deferred tax asset	726,000	630,000
Property and equipment, net	167,000	185,000
Trademarks, net	6,977,000	7,866,000
Other assets	14,000	14,000
Total assets	$25,801,000	$27,165,000

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,197,000	$967,000
Accrued compensation payable	1,810,000	2,536,000
Income taxes payable	789,000	1,260,000
Accrued dividends payable	3,381,000	3,349,000

Total current liabilities	7,177,000	8,112,000

Stockholders' Equity:
Preferred stock, $.02 par value, 1,000,000 shares authorized
None issued and outstanding
Common stock, $.02 par value, 20,000,000 shares authorized,
8,896,154 and 8,814,187 shares issued and outstanding at October 30, 2010 and January 30, 2010, respectively	177,000	176,000
Additional paid-in capital	17,192,000	15,187,000
Retained earnings	1,255,000	3,690,000
Stockholders' equity	18,624,000	19,053,000
Total liabilities and stockholders' equity	$25,801,000	$27,165,000